Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED BYLAWS OF

OMNIVISION TECHNOLOGIES, INC.,

a Delaware corporation

The undersigned, Y. Vicky Chou, hereby certifies that:

1.                                       She is the duly elected Secretary of OmniVision Technologies, Inc., a Delaware corporation.

2.                                       Pursuant to a resolution duly adopted by the Board of Directors of OmniVision Technologies, Inc., a Delaware corporation, effective April 29, 2015, the Amended and Restated Bylaws are amended to add a new Section 7.7 which shall read as follows:

“Section 7.7. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the courts of Santa Clara County in the State of California (or, only if the courts of Santa Clara County in the State of California decline to accept jurisdiction over a particular matter, any federal court within the Northern District of the State of California), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or these Bylaws (in each case, as they may be amended from time to time), (iv) any action against the Corporation or any current or former director, officer or other employee of the Corporation to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time) or (v) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 7, Section 7.7.”

3.                                       The matters set forth in this certificate are true and correct to my own knowledge.

[Signature Page Follows]

IN WITNESS HEREOF, the undersigned has set her hand hereto this 29th day of April, 2015.

/s/ Y. Vicky Chou
Y. Vicky Chou, Secretary

[CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED BYLAWS

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